UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – June 21, 2018

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Senior Vice President, Chief Financial Officer and Treasurer

On June 21, 2018, West Pharmaceutical Services, Inc. (the “Company”) announced that it had appointed Bernard J. Birkett to serve as Senior Vice President, Chief Financial Officer and Treasurer, effective June 21, 2018 (the “Commencement Date”). Mr. Birkett will serve on the Company’s senior leadership team and will oversee the Company’s entire Finance function.

Mr. Birkett, 49, joins the Company from Merit Medical Systems, Inc., a leading manufacturer of disposable medical devices, where he most recently served as Chief Financial Officer and Treasurer. Over a 20-year career at Merit, Mr. Birkett served in a number of senior global leadership roles, including Controller for Europe, Middle East and Africa (EMEA) and Vice President of International Finance. Mr. Birkett began his career as an accountant, and has experience working for additional manufacturing and medical device companies, including Inamed Corporation, Strix Limited and SPS Unbrako International.

Mr. Birkett is a Qualified Accountant with a business degree from the National University of Ireland Galway, a master’s degree in banking and finance from Smurfit Business School Dublin, and has completed a program at Stanford’s Graduate School of Business in Strategic Leadership for CFOs.

A copy of the press release issued by the Company announcing the appointment of Mr. Birkett is filed as Exhibit 99.1 hereto and is incorporated by reference.

Employment Agreement

The Company entered into an employment agreement with Mr. Birkett appointing him as Senior Vice President, Chief Financial Officer and Treasurer, effective June 21, 2018 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Birkett will receive an annual base salary of $550,000. He will also be eligible for an annual incentive plan bonus in 2018, with a target amount of 70% of base salary, prorated based on Mr. Birkett’s period of employment in 2018.

Effective on the Commencement Date, Mr. Birkett received a long-term incentive (“LTI”) plan award with a grant date fair value of $625,000, 50% of which consisted of stock options and 50% of which consisted of performance share units (“PSUs”). The LTI award made on the Commencement Date is substantially similar to the awards made to other executives during 2018. He is also expected to receive a LTI award in 2019 and subsequent years at the Board of Directors’ annual grant meeting in February, with a grant date fair value of $750,000, generally delivered in the form of stock options and PSUs. Mr. Birkett also received a restricted stock unit (“RSU”) award with a grant date fair value of $1,000,000. If Mr. Birkett remains employed by the Company, the RSU award will vest 25% per year on the anniversary of Commencement Date until it is fully vested in June 2022. The RSU award will also vest 100% in the event Mr. Birkett terminates employment due to a Constructive Termination or is terminated by the Company without Cause, as defined in the award agreement. All other terms and conditions of the RSU award are consistent with awards made to senior executives since 2015.

In addition, Mr. Birkett will receive a sign-on cash bonus of $390,000. The Company will pay Mr. Birkett the entire cash bonus on the first normal payroll date following the Commencement Date. The sign-on bonus is subject to a two-year repayment obligation if Mr. Birkett terminates his employment with the Company on or prior to the second anniversary of the Commencement Date for any reason other than a Constructive Termination, Death, or Disability, or if the Company terminates Mr. Birkett’s employment with Cause, all as defined in the Employment Agreement.

Mr. Birkett will be eligible for relocation benefits, which includes a lump sum payment of two months’ of salary, and he will also receive a reimbursement of up to $15,000 for tax planning and preparation due to his ex-patriate status with his prior employer. Finally, Mr. Birkett will be subject to the Company’s standard change-in-control agreement for executive officers.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

William J. Federici to Assume Advisory Role

As previously reported by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2018, Mr. Federici will be retiring as our Senior Vice President, Chief Financial Officer and

Treasurer. Effective as of the appointment of Mr. Birkett, Mr. Federici will serve in an advisory capacity to oversee a smooth transition.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	10.1	Employment Agreement, dated May 29, 2018, between West Pharmaceutical Services, Inc. and Bernard J. Birkett.
	99.1	West Pharmaceutical Services, Inc. Press Release, dated June 21, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ George L. Miller
George L. Miller
Senior Vice President, General Counsel & Corporate Secretary

June 21, 2018

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated May 29, 2018, between West Pharmaceutical Services, Inc. and Bernard J. Birkett.
99.1	West Pharmaceutical Services, Inc. Press Release, dated June 21, 2018.